As filed with the Securities and Exchange Commission on January 16, 2026

Registration No. 333-[*]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	8731	27-0480143
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

8 Cabot Road, Suite 1800

Woburn, MA 01801

Telephone: (781) 301-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Katharyn Field

Chief Executive Officer

8 Cabot Road, Suite 1800

Woburn, MA 01801

(781) 301-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Barry P. Biggar, Esq.

Benjamin E. Sklar, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, New York 10036

Phone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION	DATED JANUARY 16, 2026

101,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to an aggregate of 101,000,000 shares of common stock, par value $0.0001 per share (“Common Stock” or ‘common stock”), of iSpecimen Inc., held by selling stockholders, consisting of the following: (i) up to 101,000,000 shares of common stock (the “Conversion Shares”) issuable upon conversion of shares of the Company’s Series C Convertible Non-Voting Preferred Stock (the “Preferred Stock”) and (ii) any additional shares of common stock that may become issuable pursuant to the terms of the Company’s Certificate of Designation of Preferences, Rights and Limitations of the Preferred Stock (the “Certificate of Designation”), all of which were issued by us in connection with a private placement transaction completed on December 31, 2025 (the “December 2025 Private Placement”) pursuant to a securities purchase agreement, dated as of December 30, 2025 (the “Purchase Agreement”). The selling stockholders acquired the securities covered by this prospectus pursuant to the Purchase Agreement and the Certificate of Designation. The holders of the Conversion Shares are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

This prospectus also covers any additional shares of common stock that may become issuable upon conversion of the Preferred Stock or upon any anti-dilution or similar adjustment pursuant to the terms of the Certificate of Designation, by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Conversion Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Conversion Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Conversion Shares in the section titled “Plan of Distribution” on page 12.

We are registering the Conversion Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus, we will receive proceeds from the original issuance of the Preferred Stock and may receive additional proceeds upon conversion thereof, subject to the terms of the Certificate of Designation. We have agreed to bear all of the expenses incurred in connection with the registration of the Conversion Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Conversion Shares.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ISPC.” On January 15, 2026, the last reported sale price for our common stock was $0.42 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. This prospectus describes the general manner in which the Conversion Shares may be offered and sold. If necessary, the specific manner in which the Conversion Shares may be offered and sold will be described in a supplement to this prospectus.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 9 before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [*].

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time the Conversion Shares. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Conversion Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Conversion Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “iSpecimen,” “Company,” “we,” “our” and “us” refer to iSpecimen, Inc., a Delaware corporation.

Trademarks

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) that reflect our current expectations and views of future events. Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

➢	our ability to enter into contracts with healthcare providers to gain access to specimens, subjects, and data on favorable terms;

➢	our ability to obtain new customers and keep existing customers;

➢	development of our technology to adequately keep pace to support expansion of our existing line of business or our entry into new lines of businesses;

➢	market adoption rate of our marketplace technology;

➢	our ability to continue to expand outside of the United States in compliance with local laws and regulations;

➢	our business model generally;

➢	acceptance of the products and services that we market;

➢	the viability of our current intellectual property;

➢	government regulations and our ability to comply with government regulations;

➢	our ability to retain key employees;

➢	adverse changes in general market conditions for biospecimens;

➢	our ability to generate cash flow and profitability and continue as a going concern;

➢	our future financing plans; and

➢	our ability to adapt to changes in market conditions which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

iii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully before making an investment decision.

Unless otherwise noted, the share and per share information in this prospectus reflects a reverse stock split of the outstanding common stock of the Company at a ratio of 1-for-20, which was effected on September 13, 2024.

Our Mission, Vision, and Core Values

iSpecimen’s mission is to accelerate life science research, discovery and development with a global marketplace platform that connects researchers to subjects, specimens, and associated data. Our vision is to create an “Amazon-like” global Marketplace of patients, biospecimens, and data for research to improve the quality of human life. We implement employee programs that foster a company culture predicated on the core values of corporate and individual growth, results and accountability, team before self; a can-do positive attitude, and the perseverance to succeed.

Overview

iSpecimen is a technology-driven company founded to address a critical challenge: how to connect life science researchers who need human biofluids, tissues, and living cells (“biospecimens”) for their research, with the billions of biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. Our ground-breaking iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery.

The iSpecimen Marketplace brings new capabilities to a highly fragmented and inefficient biospecimen procurement market. Our technology consolidates the biospecimen buying experience in a single, online marketplace that brings together healthcare providers who have biospecimens and researchers across industry, academia, and government institutions who need them. We are seeking to transform the world of biospecimen procurement much like the way travel websites changed the consumer buying process for flights, hotels, and rental cars.

The iSpecimen Marketplace Solution

The iSpecimen Marketplace offers single-source access to millions of human biospecimens and patients across a diverse network of specimen providers quickly and compliantly, saving researchers time and money in their specimen procurement process while making it easier and more efficient for providers to get their specimens in the hands of researchers who need them. Our iSpecimen Marketplace technology makes it as easy to find specimens for research as it is to find flights on a travel website. We have adopted many of the same ease-of-use characteristics of these business-to-consumer, or B2C, marketplaces, from simple guided searches to the ability to refine search criteria with sliders and checkboxes, to the ability to add chosen items to a cart in order to purchase them, to online order management. Our two-sided marketplace platform makes it easy for researchers and healthcare providers to connect and transact, introducing efficiencies into what is otherwise a very time- consuming and manual process.

Our iSpecimen Marketplace technology is groundbreaking in the human biospecimen procurement space. In a world where there are thousands of biospecimen providers who typically rely upon e-mail and spreadsheets to communicate with customers to manage the bioprocurement process, our iSpecimen Marketplace offers a more efficient user experience to life science researchers who are looking for better ways to access research subjects, specimens, and data, and to healthcare provider organizations, who are looking to realize their missions of supporting research while augmenting their bottom line.

Planned Developments of our Marketplace

While the iSpecimen Marketplace currently supports our business model of providing access to search, find, and acquire human biospecimens and associated data from “inquiry to invoice” and positions us for future expanded business model exploration, there are a number of areas in which the iSpecimen Marketplace functionality could be enhanced to better support our stakeholders, including our prospects and customers, iSpecimen sales and operations staff, and our supply partners. We believe with additional investment in technology development resources, we could make significant progress in scaling our iSpecimen Marketplace and, in addition to increased patient and specimen data integration, we expect to continue to improve the matchmaking across the platform and have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, increased automation, and direct pricing availability in the platform.

As investment allows, we plan to continue to better connect healthcare researchers with our network of suppliers to enable the acquisition of human biospecimens and data to help accelerate research and expand the impact of our iSpecimen Marketplace platform from “inquiry to invoice” through the following key approaches:

●	Enhance the customer experience. By working with our prospects and customers to understand their needs, we strive to provide a platform that more easily enables them to specify and find human biospecimens and data that meet the requirements of their research.

●	Increase our supplier engagement. By continuing to engage with our supply partners to deliver solutions that make their interactions with us more fulfilling, we become more seamlessly integrated into their workflows and daily operations.

●	Improve operational efficiency. By measuring the results of our operational workflows, we endeavor to reduce the friction and manual efforts in our processes and systems.

We continue to prioritize and release updated versions of the iSpecimen Marketplace platform in alignment with these areas and believe that continuing to focus on these approaches will enable us to scale our business model more effectively. As part of this continued platform evolution, iSpecimen continues to explore adjacencies that leverage the platform including a data as a product model.

Our Technology

Technology Components

The iSpecimen Marketplace technology is comprised of four major functional areas: search; workflow; data; and administrative, compliance and reporting. We continue to invest in the evolution of these areas to improve customer and supplier engagement with the platform; provide operational efficiencies for our suppliers, our customers, and our internal operations; and increase the liquidity of products and services obtained through the platform. Our core business objective is to retain and grow both researcher and supplier usage of our platform to support biospecimen procurement, as well as to position our Company to explore other adjacent business opportunities that can benefit from the use of the iSpecimen Marketplace.

●	Search. The primary purpose of the iSpecimen Marketplace is to matchmake between those with access to subjects, specimens, and data, and those with a need for them to power their research. By entering subject and sample selection requests through the iSpecimen Marketplace, researchers can instantly search across the available medical records of large populations within iSpecimen’s healthcare provider network to create customized patient and specimen cohorts. Researchers can specify their criteria and either refine and review results to select specific specimens instantly, or they can request that iSpecimen find patients, specimens, and associated data to satisfy their needs when specimens do not currently exist in our network. Using our own proprietary algorithms, we enable researchers to explore both biospecimens that are currently available and view projections of those that are likely to become available in the future based on historic statistical analysis of data. This allows researchers to quickly and easily determine how we can fulfill their requirements, which is especially useful for project planning and budgeting.

●	Workflow. Our workflow engine supports the unique bioprocurement workflows of our suppliers, customers, and internal iSpecimen operations users. For our suppliers, our ability to easily integrate into their environments and automate key parts of their bioprocurement workflow enables us to maintain a level of engagement and responsiveness necessary to successfully deliver on specimen requests from our research customers. We make it easy for suppliers to list their specimens in our iSpecimen Marketplace by receiving their data in the most commonly used data transmission formats for healthcare data, such as HL7 feeds (a healthcare data interchange standard), JSON files (a standard data interchange format), and CSV files (a comma separated values file used for tabular data), and then by harmonizing this data into standard terminology sets that allows their specimens to be searchable by our research customers. We provide these onboarding services at no charge to our supply partners. Additionally, our iSpecimen Marketplace technology enables suppliers to track and manage all of their specimen requests from feasibility assessment through the ordering and fulfillment process in a single web application, thereby streamlining their bioprocurement workflow. Because the work that we do with our suppliers is often a secondary concern to their primary mission of providing patient care, we believe that seamlessly integrating into their workflow is critical to its use and ongoing success.

●	Data. We power search and orchestrate the procurement workflow through our ability to acquire, ingest, generate, and use big data from our healthcare provider partners. Working with a global, centralized set of healthcare providers, we receive this data in a variety of different formats and quality levels. We de-identify, normalize, and harmonize our supplier network’s data for usage in our iSpecimen Marketplace, ensuring the highest level of patient privacy and compliance with HIPAA and other applicable regulations that govern the research use of patient specimens and data.

●	Administrative, Compliance, and Reporting. Administrative, compliance, and reporting functions are critical components to enable users to properly evaluate and manage the bioprocurement process. Our administrative capabilities include functions such as user management to assign users and roles and password management to ensure passwords are updated regularly, among other capabilities. Compliance management includes manual and technology-based processes that allow iSpecimen to track and manage unique regulatory and legal requirements across customers and suppliers (such as consent requirements versus consents granted, required specimen and data uses versus allowable specimen and data uses, resale or distribution requirements versus resale or distribution rights) to make sure that customer requirements and supplier requirements match before transferring specimens and data. Additionally, we conduct regular audits of supply sites capabilities and confirm that supply sites have Institutional Review Board (or equivalent) protocols in place where required by law. Our reporting tools turn operational data into useful information by enabling users to view operational data in tables and other visualizations. Together, they help manage and streamline administrative, compliance, and operational functions.

Technology Development

The iSpecimen Marketplace software was developed over ten years with more than 80 staff years invested in research, development, implementation, maintenance and support. It comprises an orchestration of software as a service, or SaaS, solutions, commercial and open-source components, and custom developed software deployed in the cloud on a third-party hosting platform built and maintained through a combination of full- time staff and outsourced partners. The team uses agile practices to develop and improve the platform. We continue to enhance and improve the performance, functionality, and reliability of the iSpecimen Marketplace platform based on a user-informed roadmap that is actively updated based on internal and external feedback aligned with our goals.

The iSpecimen Marketplace relies on third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services. iSpecimen uses software (including source code) and other materials that are distributed under a “free,” “open source,” or similar licensing model, including software distributed under the Apache License, Version 2.0, The MIT License, Mozilla Public License 2.0 (MPL-2.0), GNU General Public License version 2, GNU Lesser General Public License version 2.1, Eclipse Public License 1.0 (EPL-1.0), Common Development and Distribution License 1.0. In addition, iSpecimen uses software and services from commercial providers. We do not believe any of them are not generally commercially available to us from other parties. iSpecimen does not have any technology licensing contracts signed within the last two years upon which our business is substantially dependent. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing Marketplace development.

Our Competitive Advantages

When successfully implemented, online marketplaces are a highly efficient supply chain that offer many advantages to both suppliers and customers, including lower costs, reduced procurement timeframes, increased revenue (for suppliers), increased access to a large and growing supply network (for customers), and reduced risks. While our iSpecimen Marketplace is providing these benefits now, we believe they will become even more apparent when the iSpecimen Marketplace achieves greater capabilities and scale as additional investment is made into the platform.

Our Products and Services

The iSpecimen Marketplace currently supports the supply chain management and bioprocurement process for specimens and associated data. We derive our revenue by procuring specimens from our healthcare provider network and then distributing these annotated biospecimens to our research client base. Revenue flows from the researchers who pay our Company to provide the specimens and we share that revenue back with the healthcare providers who supplied them. Revenue share back to the supplying organization is generally 20% to 50%, depending upon the sample type, collection requirements, and data provided. We are flexible and allow our suppliers to work with us using a number of revenue share constructs, including a fixed percent revenue share arrangement (whereby we share a fixed percentage of the revenue back with them), a fixed pricing schedule (whereby they set their pricing per specimen type), or on a project-based pricing (whereby the supply site sets fees on a per project basis). We have derived substantially all of our revenue from annotated biospecimen procurement and to date, have not charged our customers or suppliers fees for the use of the iSpecimen Marketplace platform, or for marketing, sales, contracting, or compliance functions that we provide as part of the specimen procurement process.

We generally operate in a “just in time” fashion, meaning we procure specimens from our suppliers and distribute specimens to our customers after we obtain an order for specimens from a research client. Generally, we do not speculatively purchase and bank samples in anticipation of future, unspecified needs. We believe our approach offers many advantages over a more traditional inventory-based supplier business model where biorepositories take inventory risks, and where turnover and cash conversion cycles can be lengthy, depending on market demand for certain specimen types.

Currently, we provide access to the following types of human biospecimens from healthy and diseased-state subjects:

●	Biofluids — such as whole blood, plasma, serum, urine, saliva, sputum, nasopharyngeal material, and cerebral spinal fluid;

●	Solid tissue — such as fresh, fixed, and cryopreserved tissue; and formalin-fixed paraffin embedded blocks, slides, and curls; and

●	Hematopoietic stem and immune cells — such as bone marrow, cord blood, whole blood, or sub- components of these tissues such as peripheral blood mononuclear cells (including normal or mobilized leukapheresis collections) and other isolated cell types (CD34+,T cells, NK cells, B cells, and monocytes).

For each of the biospecimen types, we offer:

●	Remnant specimens — specimens collected originally for clinical testing purposes but are no longer needed for clinical care of that patient. These samples typically are sourced from clinical laboratories and pathology laboratories prior to their disposal; and

●	Research use only specimens — specimens collected specifically for research via a direct intervention with a research subject, under a protocol that has been reviewed and approved by an ethics committee such as an Institutional Review Board (“IRB”) and with such research subject’s consent. These samples are typically sourced at healthcare providers or commercial partners that are a part of our supply network.

The cross product of all these categories (i.e., remnant or research use only and biofluids, tissues, or hematopoietic stem or immune cells) describes the product types we use to track and manage the business. These groupings include:

●	Remnant biofluids — These leftover clinical samples are procured from our clinical lab partners and are typically available days after specimen collection. They are generally priced to the researcher per specimen, depending upon specimen type, rarity, and requested data. These specimens contributed to approximately 13% of our revenue in 2023 and 13% of our revenue for the twelve months ended December 31, 2024, respectively.

●	Remnant tissue — These leftover anatomic pathology samples are procured from our pathology lab partners and typically are available years after they were first collected for clinical care. They are generally priced depending upon specimen type, rarity, and requested data.

●	Remnant hematopoietic stem and immune cells — Remnant hematopoietic stem and immune cells includes bone marrow, cord blood, whole blood, or their viable cellular components, that are left over from a clinical testing process. These samples may be obtained from clinical and anatomic pathology labs.

●	Next generation sequenced (“NGS”) tissues — NGS tissues include various cancer types that have been fully DNA/RNA sequenced to identify specific biomarkers of interest. The tissues screened are tumor only FFPE specimens. Results are analyzed and paired with clinical annotation to create a robust data package that has some utility even without the need for the specimen itself. Tissues used for the program are a combination of remnant waiver of consent tissue blocks along with RUO fully consented blocks.

●	Research use only biofluids — Research use only biofluids are collected directly from subjects, with their consent, and under an IRB (or equivalent) protocol. We obtain these samples via a variety of sources, including our biorepository and clinical research center partners. They are generally priced to the researcher per collection, depending upon specimen type, rarity, and requested data. These specimens contributed to approximately 39% of our revenue in 2023 and 39% of our revenue for the twelve months ended December 31, 2024, respectively.

●	Research use only tissue — Research use only tissues are collected directly from subjects, with their consent, and under an IRB (or equivalent) protocol. They are typically collected during a clinically required surgical procedure. We obtain these specimens from our biorepository partners, anatomic pathology laboratories, or clinical research centers that have relationships with surgical facilities. These samples are priced to the researcher per sample, depending upon specimen type, rarity, and requested data. These specimens contributed to approximately 47% of our revenue in 2023 and 47% of our revenue for the twelve months ended December 31, 2024, respectively.

●	Research use only hematopoietic stem and immune cells — Research use only hematopoietic stem and immune cells includes bone marrow, cord blood, whole blood, or their cellular components, which are collected from subjects with their consent and under an IRB (or equivalent) protocol. Some of the aforementioned products are collected from healthy subjects or diagnosed (diseased) subjects and may be offered to researchers in fresh or cryopreserved format. They are prospectively collected primarily from our blood donor center partners or picked from banked inventory maintained by our supply site partners. The collection of these samples may require subjects to undergo apheresis procedures, bone marrow extraction procedures, and/or hematopoietic stem cell (HSC) mobilization therapies. These products are generally priced to the researcher per collection depending upon collection type, specimen type, rarity (subject phenotype or attributes selected), required procedures, and requested data.

For each of these product types, biospecimens may already exist in laboratory archives or banked in our network of biorepositories (“banked”) or may be collected in the future from our network of healthcare providers and commercial specimen providers (“prospectively-collected” or “custom collections”).

Our Supply Partners

Critical to the success of the iSpecimen Marketplace is the network of healthcare providers who make their patients, samples, and data available to researchers. This supply network was built over a ten-year period and as of December 31, 2025, our supply network consisted of approximately 73 unique healthcare organizations and biospecimen providers under agreement, including healthcare systems, community hospitals, clinics, private practice groups, commercial laboratories, blood centers, commercial biobanks, clinical research sites, and cadaveric donation centers.

Our suppliers are located in eleven (11) countries across the Americas, Europe, and Asia and our cost of revenue for the years ended December 31, 2024 and 2023, break out as follows geographically:

	December 31,
	2024	2023
Americas	66.19%	64.87%
Europe, Middle East and Africa	27.24%	23.08%
Asia Pacific	6.57%	12.05%

There was one supplier that accounted for 11.3% of our total cost of revenue during the year ended December 31, 2024. There was one supplier that accounted for 12.7% of our total cost of revenue during the year ended December 31, 2023.

Each supplier organization may give us access to one or more of the following environments within their organization where specimens may be obtained:

Ø	Clinical labs — This environment provides access to remnant biofluids and is typically found in hospitals, commercial laboratories, clinics, and private practice groups. As of December 31, 2024, approximately 11 of our healthcare supply sites provided us with access to remnant biofluids originating in clinical labs;

Ø	Pathology labs — This environment provides access to remnant tissue and remnant hematopoietic stem and immune cells and typically exists within hospitals or commercial laboratories. As of December 31, 2024, approximately two (2) of our healthcare supply sites provided us with access to remnant tissue or cells originating in pathology labs;

Ø	Biorepositories — These organizations typically reside within larger healthcare systems or commercial organizations. Generally, they collect and store specimens for unspecified future research purposes. As of December 31, 2024, approximately 16 of our supply sites provided us with access to specimens stored in biorepositories;

Ø	Blood donor centers — These organizations typically collect large volumes of blood and derivatives for therapeutic or research purposes. They own and operate donor centers and may manufacture broad selection of isolated cell types (fresh or cryopreserved) from consented donors for research use. As of December 31, 2024, two (2) of our supply sites provided us with access to large volume blood products;

Ø	Cadaveric donation centers — These organizations receive whole cadavers and provide access to cadaveric tissues, biofluids, and stem cells, specifically for research purposes. As of December 31, 2024, one (1) of our supply sites provided us with cadaveric tissues and biofluids; and

Ø	Clinical research centers — These organizations generally reside within healthcare facilities such as hospitals or clinics, or they operate as standalone entities providing access to subjects for research programs. Subjects may be approached and consented to provide specimens when they are in for healthcare appointments (i.e. patient encounters) or may be called in to specifically participate in research projects. As of December 31, 2024, approximately 44 of our healthcare supply sites provided us with access to patients directly from over thousands hospitals and thousands of clinics and practice groups.

Supply sites may provide specimens from one or all these environments, depending on their practices and capabilities. Each supply site can select how it will work with our Company.

In addition to obtaining specimens and data directly from healthcare organizations, we work with several commercial biobanks and biospecimen brokers who have their own network of healthcare provider supply partners and wish to make their samples available to our research clients as well. While these organizations are generally considered our competitors, they are willing to work with us because we provide value by acting as both a distribution channel for them and a supply partner to them to increase their revenues. Moreover, the inclusion of competitors’ specimens in our iSpecimen Marketplace platform further strengthens our competitive position and value to our customers by further de- fragmenting our customers’ buying experience.

Our Customers

Our customer base is primarily comprised of three main segments: biopharmaceutical companies, in vitro diagnostic companies, and government/academic institutions. As of December 31, 2025, we had distributed our specimens to approximately 776 customers, such as the Centers for Disease Control and Prevention. Since entering the regenerative medicine market late 2019, we have acquired 33 customers representing 0.7% of our total revenue both in 2024 and in 2025.

From our inception through December 31, 2024, we had distributed more than 240,000 specimens to 23 countries and our geographical revenues distribution for the years ended December 31, 2024 and 2023 were as follows:

	December 31,
	2024	2023
Americas	85.13%	89.93%
Europe, Middle East and Africa	12.71%	9.10%
Asia Pacific	2.16%	0.97%

During the year ended December 31, 2024, there was one customer that accounted for approximately 29% of our total revenue generated. During the year ended December 31, 2023, there was one customer that accounted for approximately 25% of our total revenue generated. We continuously engage with all customers when we receive inbound requests from them, whether they are within or outside of the Americas. Year-over-year, our top customers have been different because their specimen needs tend to be project-based and depending upon where they are in their research and development cycle, they may not need large numbers of specimens each year. During the year, our customer retention rates are moderate, with 16 of our top 25 customers (64%) in the year ended December 31, 2023 also procuring specimens in the year ended December 31, 2024.

Biospecimens have broad utility within the healthcare and life science industries, as they are collected and used throughout nearly every stage of diagnostic and therapeutic product discovery and development. For diagnostic products, they are used consistently for preclinical discovery, clinical validation, and post-market validation, as well as surveillance. For therapeutic products, these samples are most often used during preclinical research involving drug target identification and validation, compound screening, lead optimization, predictive toxicology, and pharmacokinetic studies. They are also used for biomarker companion diagnostic discovery and development, which has been shown to reduce the costs of drug clinical trials by 30 to 60% according to Ark Research. In the case of regenerative medicine applications, hematologic samples are used for research and development of engineered cell therapies (e.g. CAR-T, CAR-NK), stem cell therapies (e.g. hematopoietic stem cells, mesenchymal stem cells), exosome therapies, identification of cell immunophenotypes for allogeneic therapies, and for developing and scaling-up cell therapy manufacturing processes.

Given recent advances in technology that now allow for the identification of molecular determinants of disease, the role of the patient’s biospecimen has become even more important in all these endeavors and is essential to the development of precision medicine. This pursuit of precision medicine by the healthcare and life science industries has further increased the already high demand for human biospecimens and the clinical data that describe them.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	The option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	Not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	Reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2026, which is the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering (“IPO”). However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part (the “Registration Statement”) and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

Recent Developments

Nasdaq Compliance

On June 4, 2025, we received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1). As reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2025, we had stockholders’ equity of $1,668,513, which is below the required $2.5 million. Nasdaq further noted that we did not meet the alternative continued listing criteria related to market value of listed securities or net income from continuing operations. The notice had no immediate effect on the listing or trading of our common stock, which continues to trade on the Nasdaq Capital Market under the symbol “ISPC”. On November 28, 2025, we received a letter from Nasdaq notifying us that, based on our Quarterly Report on Form 10-Q for the period ended September 30, 2025, which reported stockholders’ equity of $3,072,711, we have regained compliance with the applicable continued listing requirements under Nasdaq Listing Rules 5550(b)(1), 5550(b)(2), and 5550(b)(3), and the matter is now closed.

Separately, on November 19, 2025, we received a written notice from Nasdaq indicating that the closing bid price of our common stock had been below the minimum $1.00 per share required under Nasdaq Listing Rule 5550(a)(2) for the prior 30 consecutive business days and that, as a result, we are not in compliance with the minimum bid price requirement. The notice has no immediate effect on the listing of our common stock. We have until May 18, 2026 to regain compliance.

Corporate Information

We were formed as a Delaware corporation in July 2009. Our headquarters are in Woburn, MA, and our principal executive offices are located at 8 Cabot Road, Suite 1800, Woburn, MA 01801, and our telephone number is (781)301-6700. Our website address is www.ispecimen.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Common Stock Offered by Selling Stockholders:	101,000,000 shares

Shares of Common Stock outstanding after completion of this offering:	110,771,046 shares (1)

Use of Proceeds:	We will not receive any proceeds from the sale of the Conversion Shares by the Selling Stockholders.

Nasdaq Symbol	ISPC

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)

The number of shares of our common stock outstanding prior to and after this offering is based on 9,771,046 shares of common stock outstanding as of January 15, 2026, and excludes (a) outstanding stock options to purchase 2,919 shares of common stock at an average price of $50.48 per share; (b) outstanding restricted stock units of 27 shares issuable upon vesting; and (c) outstanding warrants to purchase 5,125 shares of common stock at an average price of $195.12 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in any applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K or any updates in our current reports on Form 8-K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Information Incorporated by Reference.” Our business, prospects, financial condition or operating results could be harmed by any of the risks described, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Sales of a substantial number of shares by the Selling Stockholders may adversely affect the market price of our common stock.

The sale of a substantial number of shares of our common stock in the public market by the Selling Stockholders, or the perception that such sales may occur, could materially and adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

This prospectus relates to the resale, from time to time, of up to an aggregate of 101,000,000 shares of our common stock by the Selling Stockholders, which include shares of common stock issuable upon conversion of shares of our Preferred Stock issued in the December 2025 Private Placement. The resale of these shares into the market could result in increased volatility and downward pressure on the trading price of our common stock.

Given the large number of shares that may be resold under the registration statement of which this prospectus forms a part, any such sales by the Selling Stockholders could cause the market price of our common stock to decline significantly. Additionally, the Selling Stockholders may sell their shares at any price and at any time, which could cause our share price to fluctuate and make it more difficult for us to raise additional capital or for investors to sell their shares at favorable prices. If these shares are sold in significant amounts, or if investors anticipate that a large amount of shares will be sold, it could result in a sharp decline in the price of our common stock, increased volatility and reduced liquidity in our stock.

 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Conversion Shares by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders will pay any agents’ commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

DECEMBER 2025 PRIVATE PLACEMENT

On December 30, 2025, we entered into the Purchase Agreement with certain accredited investors (the “Investors”), pursuant to which the Company issued and sold, in a private placement (the “Private Placement”), an aggregate of 6,875 shares of its Series C Convertible Non-Voting Preferred Stock, par value $0.0001 per share, having a stated value of $1,000 per share, at a purchase price of $800 per share, for aggregate gross proceeds of approximately $5.5 million.

The issuance and sale of the Preferred Stock was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

The Private Placement closed on December 31, 2025, and resulted in gross proceeds to the Company of approximately $5.5 million, before deducting placement agent fees and other offering expenses.

In connection with the Private Placement, the Company entered into a Placement Agent Agreement with E.F. Hutton & Co. (“E.F. Hutton”), pursuant to which E.F. Hutton acted as the exclusive placement agent. As compensation for its services, E.F. Hutton received a cash commission equal to 4.0% of the gross proceeds of the Private Placement, plus reimbursement of certain legal expenses.

The Company used $2,000,000 of the net proceeds from the Private Placement to pay for marketing and advertising services to be provided by IR Agency LLC, a Delaware limited liability company (the “Consultant”), with the remainder of the proceeds used for working capital and general corporate purposes.

In connection with the Private Placement, the Company also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to file one or more registration statements with the SEC to register the resale of the Conversion Shares. Pursuant to the Registration Rights Agreement, the Company is required to file the initial registration statement no later than the 30th calendar day following the closing date of the Private Placement.

Also on December 31, 2025, the Company entered into a marketing and investor relations agreement (the “IR Agreement”) with the Consultant, pursuant to which the Consultant will provide marketing and advertising services to promote the Company to the financial community. In consideration for such services, the Company agreed to pay the Consultant a cash fee of $2,000,000. The IR Agreement has an initial term of four (4) months and may be extended upon mutual written agreement. Either party may terminate the agreement upon written notice.

On December 30, 2025, the Company issued a press release announcing the pricing of the Private Placement.

This prospectus forms a part of the registration statement that we are filing with the SEC to register the Conversion Shares.

SELLING STOCKHOLDERS

The Conversion Shares being offered by the Selling Stockholders are those shares of common stock issuable to the Selling Stockholders in the December 2025 Private Placement. We are registering the Conversion Shares to permit the Selling Stockholders to offer such shares for resale from time to time. Except for the ownership of the Conversion Shares, and the transactions contemplated pursuant to the Purchase Agreement, none of the Selling Stockholders have had any material relationship with us within the past three (3) years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of common stock beneficially owned by each Selling Stockholder prior to this offering, (ii) the number of shares being offered by each Selling Stockholder pursuant to this prospectus, and (iii) the Selling Stockholders’ beneficial ownership after completion of this offering. The registration of the Conversion Shares issuable to the Selling Stockholders does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of common stock and percentages set forth in the final two columns below assume that all shares of common stock being offered by the Selling Stockholders are sold.

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of common stock beneficially owned by each Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of common stock subject to warrants held by that Selling Stockholder that are exercisable for shares of common stock within 60 days after January 15, 2026, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage Beneficially Owned After Offering(4)
Corbo Capital Inc. (3)	0	(3)	55,090,909	0	*	%
Alternative Investment Capital Inc. (4)	0	(4)	36,727,273	0	*
Steven Parhar (5)	0	(5)	9,181,818	0	*
TOTAL	0		101,000,000	0	*

*	Less than 1%

1)	Represents shares of common stock issued to the Selling Stockholders in the December 2025 Private Placement and offered hereby.

2)

The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 110,771,046 shares of common stock outstanding on January 15, 2026, which includes the 101,000,000 Conversion Shares issued to the Selling Stockholders in the December 2025 Private Placement, as of such date. The calculation of beneficial ownership reported in such columns assumes the sale of all of the Conversion Shares being offered hereby by the Selling Stockholders.

3)

Consists of (i) 36,727,273 shares of common stock issuable upon conversion of the Preferred Stock from the December 2025 Private Placement; and (ii) 0 shares of common stock owned prior to the December 2025 Private Placement. Adam Chambers holds voting and dispositive power over the securities reported herein that are held by Corbo Capital Inc. Mr. Chambers disclaims beneficial ownership of the securities reported herein that are held by Corbo Capital Inc. The address of Corbo Capital Inc. is 405 5th Ave S, Naples, FL 34102.

4)

Consists of 55,090,909 shares of common stock issuable upon conversion of the Preferred Stock from the December 2025 Private Placement. Connor Yuen is the Chief Executive Officer of Alternative Investment Capital Inc. and holds voting and dispositive power over the securities reported herein that are held by Alternative Investment Capital Inc. Mr. Yuen disclaims beneficial ownership of the securities reported herein that are held by Alternative Investment Capital Inc. The address of Alternative Investment Capital Inc. is 850 New Burton Road, Suite 201, Dover, DE 19904.

5)	Consists of 9,181,818 shares of common stock issuable upon conversion of the Preferred Stock from the December 2025 Private Placement.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

➢	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

➢	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

➢	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

➢	an exchange distribution in accordance with the rules of the applicable exchange;

➢	privately negotiated transactions;

➢	settlement of short sales;

➢	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

➢	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

➢	a combination of any such methods of sale; or

➢	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The financial statements of the Company, as of and for the year ended December 31, 2024 have been audited by Bush & Associates CPA LLC (“Bush & Associates”) as our independent registered public accounting firm, and the financial statements of the Company as of and for the year ended December 31, 2023 have been audited by Wolf & Company, P.C., our former independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of the Company to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are incorporated by reference in this prospectus in reliance upon such reports, each given on the authority of such firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus will be updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. You should read all information incorporated by reference to determine whether any statement in this prospectus has been modified or superseded.

This prospectus incorporates by reference the following documents that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 14, 2025, including the portions of our Definitive Proxy Statement on Schedule 14A filed on November 21, 2025 that are incorporated by reference therein;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 19, 2025, August 14, 2025, and November 17, 2025, respectively;

●	our Current Reports on Form 8-K filed with the SEC on November 21, 2025, December 1, 2025, January 2, 2026, January 5, 2026, and January 16, 2026; and

●	the description of our common stock contained in our registration statement on Form 8-A filed on June 14, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of the registration statement of which this prospectus forms a part and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information contained or incorporated in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.iSpecimen.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

iSpecimen Inc.

101,000,000 Shares of Common Stock

PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Description	Amount to be Paid
Filing Fee - Securities and Exchange Commission	$4,154
Legal fees and expenses	90,000
Accounting fees and expenses	75,000
Transfer agent’s and registrar fees and expenses	5,000
Printing fees and expenses	12,000
Total	$186,154

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our third amended and restated bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our fourth amended and restated certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our fourth amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Our fourth amended and restated certificate of incorporation and third amended and restated bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our fourth amended and restated certificate of incorporation and third amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our third amended and restated bylaws.

Our obligation to provide indemnification under our third amended and restated bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our third amended and restated bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our third amended and restated bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our third amended and restated bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our third amended and restated bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance. The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

On December 30, 2025, we entered into the Purchase Agreement with certain accredited investors, pursuant to which the Company issued and sold, in a private placement, an aggregate of 6,875 shares of its Series C Convertible Non-Voting Preferred Stock, par value $0.0001 per share, having a stated value of $1,000 per share, at a purchase price of $800 per share.

The December 2025 Private Placement closed on December 31, 2025, and resulted in gross proceeds to the Company of approximately $5.5 million, before deducting placement agent fees and other offering expenses.

On July 31, 2025, we entered into a Securities Purchase Agreement with certain accredited investors, pursuant to which the Company issued and sold, in a private placement an aggregate of 1,559,828 shares of its common stock, par value $0.0001 per share, or, in lieu thereof, pre-funded warrants to purchase shares of common stock, at a purchase price of $1.122 per share of common stock or $1.1219 per pre-funded warrant, reflecting an exercise price of $0.0001 per pre-funded warrant share.

The August 2025 Private Placement was conducted in compliance with Nasdaq Listing Rule 5635(d), which permits issuances of 20% or more of the outstanding common stock without shareholder approval when the offering is priced at or above the “Minimum Price” as defined under Nasdaq rules. The August 2025 Private Placement closed on August 4, 2025, and resulted in gross proceeds to the Company of approximately $1.75 million, before deducting placement agent fees and other offering expenses.

The sale and the issuance of the foregoing securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each investor which included, in pertinent part, that each such investor was either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

No.	Description of Exhibit
3.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on June 22, 2021).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed with the SEC on June 22, 2021).
3.3	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on July 10, 2025).
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC on November 29, 2021).
4.2	Warrant to Purchase Stock – Western Alliance Bank (incorporated by reference as Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on August 16, 2021).
4.3	Description of Securities (incorporated by reference to Exhibit 4.3 of the Company’s Form 10-K filed with the SEC on March 22, 2022).
4.4	Senior Note, dated as of September 25, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC on September 25, 2024).
4.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC on October 31, 2024).
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1, as amended (File No. 333-286958)).
4.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC on August 5, 2025).
5.1*	Legal Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Loan and Security Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on August 16, 2021).
10.2	Warrant to Purchase Common Stock issued to Western Alliance Bank on August 13, 2021 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on August 16, 2021).
10.3	Securities Purchase Agreement, dated November 28, 2021, by and between the Company and the purchasers named therein (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on November 29, 2021).
10.4	Registration Rights Agreement, dated November 28, 2021, by and between the Company and the investors named therein (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on November 29, 2021).
10.5	Placement Agency Agreement, dated November 28, 2021, by and between the Company and ThinkEquity LLC (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on November 29, 2021).
10.6	iSpecimen Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.7	iSpecimen Inc. 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.8	Form of Indemnification Agreement, by and between the Company and certain directors and executive officers (incorporated by reference to Exhibit 10.3 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.9	Form of Confidentiality, Non-Competition And Assignment Agreement, by and between iSpecimen Inc. and each of its employees (incorporated by reference to Exhibit 10.4 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.10	Lease between the Company and Bedford Street LLC (incorporated by reference to Exhibit 10.5 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.11	Form of Series A Preferred Stock Subscription Agreement (incorporated by reference to Exhibit 10.6 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.12	Capital Commitment Agreement, dated September 1, 2012 (incorporated by reference to Exhibit 10.7 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.13	Form of Series B Preferred Stock Purchase Agreement, dated August 22, 2014 (incorporated by reference to Exhibit 10.8 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.14	Form of Investors’ Rights Agreement for Series A-1 Preferred Stock and Series B Preferred Stock Investors (incorporated by reference to Exhibit 10.9 of the Company’s Form S-1/A (File No. 333- 250198) with the SEC on December 31, 2020).
10.15	Form of Convertible Note Subscription Agreement (incorporated by reference to Exhibit 10.10 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.16	Form of Unsecured Convertible Promissory Note (incorporated by reference to Exhibit 10.11 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.17	Unsecured Convertible Promissory Note, dated December 29, 2017, issued by the Company to Anna- Maria and Stephen Kellen Foundation, Inc. (incorporated by reference to Exhibit 10.12 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).

10.18	Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated August 3, 2018, by and among the Company, Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (incorporated by reference to Exhibit 10.13 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.19	Second Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated May 1, 2019, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (incorporated by reference to Exhibit 10.14 of the Company’s Form S- 1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.20	Third Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated November 15, 2019, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (incorporated by reference to Exhibit 10.15 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.21	Fourth Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated September 19, 2020, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (incorporated by reference to Exhibit 10.16 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.22	Form of Note Subscription Agreement for Secured Bridge Debt (incorporated by reference to Exhibit 10.17 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.23	Form of Secured Promissory Note for Secured Bridge Debt (incorporated by reference to Exhibit 10.18 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.24	First Amendment to Note Subscription Agreements and Secured Promissory Notes, dated May 1, 2019, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.19 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.25	Second Amendment to Note Subscription Agreements and Secured Promissory Notes, dated November 15, 2019, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.20 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.26	Third Amendment to Note Subscription Agreements and Secured Promissory Notes, dated June 15, 2020, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.21 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.27	Fourth Amendment to Note Subscription Agreements and Secured Promissory Notes, dated October 1, 2020, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.22 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.28	Fifth Amendment to Note Subscription Agreements and Secured Promissory Notes, dated March 15, 2021, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.23 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.29	iSpecimen Inc. Second Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on May 26, 2022).
10.30#	Executive Employment Agreement by and between the Company and Christopher lanelli (incorporated by reference to Exhibit 10.25 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.31#	Executive Employment Agreement by and between the Company and Jill Mullan (incorporated by reference to Exhibit 10.26 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.32#	Executive Employment Agreement by and between the Company and Tracy Curley (incorporated by reference to Exhibit 10.27 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.33#	Employment Agreement by and between the Company and Benjamin Bielak (incorporated by reference to Exhibit 10.28 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.34	Factoring Agreement, dated January 1, 2021, by and between iSpecimen Inc. and Versant Funding, LLC (incorporated by reference to Exhibit 10.29 of the Company’s Form S-1/A4 (File No. 333-250198) filed with the SEC on April 27, 2021).
10.35	Waiver Agreement, dated April 29, 2022, by and between the Company and Western Alliance Bank (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on April 29, 2022).
10.36#	First Amendment to Executive Employment Agreement, dated as of June 20, 2022, between the Company and Christopher Ianelli (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on June 21, 2022).

10.37#	First Amendment to Executive Employment Agreement, dated as of June 20, 2022, between the Company and Jill Mullan (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on June 21, 2022).
10.38#	First Amendment to Executive Employment Agreement, dated as of June 20, 2022, between the Company and Tracy Curley (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on June 21, 2022).
10.39#	First Amendment to Executive Employment Agreement, dated as of June 20, 2022, between the Company and Benjamin Bielak (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed with the SEC on June 21, 2022).
10.40+#	First Amended and Restated Executive Employment Agreement, dated October 24, 2022, by and between Tracy Wilson Curley and iSpecimen Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.41	First Restated Noncompetition, Nonsolicitation, Nondisclosure and Inventions Agreement, dated October 24, 2022, by and between Tracy Wilson Curley and iSpecimen Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.42+#	First Amended and Restated Executive Employment Agreement, dated October 24, 2022, by and between Benjamin Bielak and iSpecimen Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.43	First Restated Noncompetition, Nonsolicitation, Nondisclosure and Inventions Agreement, dated October 24, 2022, by and between Benjamin Bielak and iSpecimen Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.44+	Separation Agreement, dated October 24, 2022, by and between Christopher Ianelli and iSpecimen Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.45+	Separation Agreement effective October 24, 2022, by and between Jill Mullan and iSpecimen Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.46	Note Purchase Agreement, dated as of September 19, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on September 25, 2024).
10.47	Form of Placement Agency Agreement, dated as of October 29, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on October 31, 2024).
10.48	Form of Securities Purchase Agreement, dated as of October 29, 2024 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on October 31, 2024).
10.49	Investor Relations Agreement, dated October 31, 2024, by and between the Company and IR Agency LLC (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on October 31, 2024).
10.50	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-1, as amended (File No. 333-286958)).
10.51	Consulting Agreement with IR Agency LLC (incorporated by reference to Exhibit 10.45 to the Registration Statement on Form S-1, as amended (File No. 333-286958)).
10.52	Software Purchase and Services Agreement with Sales Stack Solutions Corp. (incorporated by reference to Exhibit 10.46 to the Registration Statement on Form S-1, as amended (File No. 333-286958)).
10.53	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on August 5, 2025).
10.54	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on August 5, 2025).
10.55	Investor Relations Agreement by and between the Company and IR Agency LLC (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on August 5, 2025).
14	Form of Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14 of the Company’s Form S-1/A4 (File No. 333-250198) filed with the SEC on April 27, 2021).
23.1*	Consent of Wolf & Company, P.C.
23.2*	Consent of Bush & Associates CPA LLC.
23.3*	Consent of Sichenzia Ross Ference Carmel LLP (contained in Exhibit 5.1).
97.1	iSpecimen Inc. Executive Compensation Clawback Policy (Adopted on October 27, 2023) (incorporated by reference to Exhibit 97.1 of the Company’s Form 10-K filed with the SEC on March 13, 2024).
107*	Filing Fee Table

*	Filed herewith.

**	Furnished herewith.

+	Schedules and exhibits have been omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woburn, State of Massachusetts, on the 16th day of January 2026.

iSPECIMEN INC.

By:	/s/ Katharyn Field
Katharyn Field
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Katharyn Field and Yuying Liang and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or any substitute or substitutes for each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities set forth opposite their names.

Signature	Title	Date

/s/ Katharyn Field	Chief Executive Officer, Treasurer,	January 16, 2026
Katharyn Field	and Secretary

/s/ Yuying Liang	Principal Accounting and Financial Officer	January 16, 2026
Yuying Liang

/s/ Siyun Yang	Director	January 16, 2026
Siyun Yang

/s/ Anthony Lau	Director	January 16, 2026
Anthony Lau

/s/ Avtar Dhaliwal	Director	January 16, 2026
Avtar Dhaliwal

/s/ Arphing (Tommy) Lee	Director	January 16, 2026
Arphing (Tommy) Lee